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Exhibit 12.1

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
Statement of Combined Fixed Charges and Preference Dividends to Earnings
(dollars in thousands)

	For the six months ended June 30,	For the years ended December 31,
	2003	2002	2001	2000	1999	1998
Income before allocation to minority interests and income from investments in unconsolidated joint ventures	$1,570	$5,696	$4,447	$15,732	$9,160	$2,903
Plus Fixed Charges:
Interest expense (includes amortization of finance charges)	13,143	15,378	12,306	11,102	11,115	7,559
Capitalized interest	730	1,722	3,018	4,457	2,311	1,578

	15,443	22,796	19,771	31,291	22,586	12,040
Plus distributed income of investments in unconsolidated joint ventures	3,885	11,799	14,922	5,057	7,170	16,313
Less: capitalized interest	(730)	(1,722)	(3,018)	(4,457)	(2,311)	(1,578)

Total Earnings	18,598	32,873	31,675	31,891	27,445	26,775
Interest expense (including amortization of finance charges)	13,143	15,378	12,306	11,102	11,115	7,559
Capitalized interest	730	1,722	3,018	4,457	2,311	1,578

Fixed Charges	13,873	17,100	15,324	15,559	13,426	9,137

Total Earnings	18,598	32,873	31,675	31,891	27,445	26,775
Fixed Charges	13,873	17,100	15,324	15,559	13,426	9,137
Earnings to Combined Fixed Charges	1.34	1.92	2.07	2.05	2.04	2.93

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  Exhibit 12.1
PENNSYLVANIA REAL ESTATE INVESTMENT TRUST Statement of Combined Fixed Charges and Preference Dividends to Earnings (dollars in thousands)